                         SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
       Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  [ x ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement   [   ] Confidential, for Use
                                           of the Commission Only
                                           (as permitted by Rule
                                           14a-6(e)(2))
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c)
       or Rule 14a-12

                          VISKASE COMPANIES, INC.
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


            ------------------------------------------------
               (Name of Person(s) Filing Proxy Statement,
                      if other than the Registrant)

Payment of Filing Fee (Check appropriate box):

[ x ]  No fee required
[   ]  Fee computed on table below per Exchange Act
       Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

           ------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:

           ------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ------------------------------------------------------
       4)  Proposed maximum aggregate value of transaction:

           ------------------------------------------------------
       5)  Total fee paid:

           ------------------------------------------------------

[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

       1)  Amount Previously Paid:

           --------------------------------------------
       2)  Form, Schedule or Registration Statement No.:

           --------------------------------------------
       3)  Filing Party:

           --------------------------------------------
       4)  Date Filed:

           --------------------------------------------




                    VISKASE COMPANIES, INC.
                     6855 W. 65th Street
                   Chicago, Illinois 60638

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held July 29, 1999

To the Stockholders of Viskase Companies, Inc.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Viskase Companies, Inc. (formerly Envirodyne Industries, Inc.), a Delaware corporation ("Viskase" or the "Company"), will be held on Thursday, July 29, 1999, at 10:00 a.m. local time, at the Hyatt Regency Oak Brook, 1909 Spring Road, Oak Brook, Illinois, for the following purposes:

     (1)      To elect five (5) directors to serve until the 2000
Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

     (2) To vote upon an amendment to the Viskase Companies, Inc. Parallel Non-Qualified Savings Plan; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company has set the close of business on June 11, 1999 as the record date (the "Record Date") for the Annual Meeting. Only holders of Viskase's common stock, $.01 par value, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will not be closed following the Record Date. For a period of ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company's offices, during normal business hours, by any Viskase stockholder for any purpose germane to the Annual Meeting.

     It is important that your shares be voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you so choose, you may still vote in person at the Annual Meeting even though you previously submitted your proxy.

                     By order of the Board of Directors

                     Stephen M. Schuster
                     Vice President, General Counsel
                       and Secretary


Chicago, Illinois
July 1, 1999

                        VISKASE COMPANIES, INC.
                         6855 W. 65th Street
                       Chicago, Illinois 60638
                     ____________________________

                            PROXY STATEMENT
                    _____________________________

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of Viskase Companies, Inc. (formerly Envirodyne Industries, Inc.), a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on Thursday, July 29, 1999, at 10:00 a.m. local time, at the Hyatt Regency Oak Brook, 1909 Spring Road, Oak Brook, Illinois. This Proxy Statement and the accompanying proxy card will be mailed to the holders of Viskase's common stock, $.01 par value (the "Common Stock"), on or about July 1, 1999.

     Stockholders of the Company represented at the Annual Meeting will consider and vote upon (i) the election of five (5) directors to serve until the 2000 Annual Meeting of Stockholders of the Company or until their respective successors are duly elected and qualified, (ii) an amendment to the Viskase Companies, Inc. Parallel Non-Qualified Savings Plan, and (iii) such other business as may properly come before the Annual Meeting.

                    VOTING RIGHTS AND QUORUM

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on June 11, 1999 (the "Record Date"). Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 14,879,707 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting.

     In the election of directors, each share of Common Stock is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. Nominees for director receiving the affirmative vote of a plurality of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be elected as directors. For all matters except the election of directors, each share of Common Stock is entitled to one vote. The affirmative vote of a majority of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for each of the other matters submitted to the stockholders for approval or ratification. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange rules because the broker has not received instructions from the customer for whose account the shares are held. Abstentions, directions to withhold authority and broker non-votes will be treated as present for determining a quorum. Abstentions, directions to withhold authority and broker non-votes will have no effect on the election of directors. On all other matters, abstentions will have the effect of a negative vote, and broker non-votes will have no effect.

                     PROXY SOLICITATION

     This proxy solicitation is being made by and on behalf of the Board of Directors. The cost of soliciting proxies and preparing the proxy materials will be borne by the Company. The Company has retained the services of Morrow & Co., Inc. ("Morrow") to assist it in soliciting proxies for a fee of approximately $3,500 plus reimbursement of out-of-pocket expenses. The Company will also request securities brokers, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in forwarding such solicitation material.

     The Board of Directors has selected F. Edward Gustafson and Stephen M. Schuster to act as proxies, with full power of substitution. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the five
(5) director nominees listed below and FOR the approval of the amendment to the Viskase Parallel Non-Qualified Savings Plan. As to any other business which may properly come before the Annual Meeting, the persons designated as proxies on the enclosed proxy card will vote in accordance with their judgment on such matters. Any stockholder executing a proxy may revoke the proxy at any time before it is voted by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. Any stockholder may attend the Annual Meeting and vote in person whether or not the stockholder has previously given a proxy.

                     ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the Annual Meeting of Stockholders in 2000. If any nominee is not available for election at the Annual Meeting, the proxies will be voted for an alternate selected by the Board of Directors (unless authority is withheld), or the Board of Directors may elect not to fill the vacancy and reduce the number of directors. The Board of Directors believes that all of its present nominees will be available for election at the Annual Meeting and will serve if elected.

     Nominees for Directors.  The following sets forth information with
     ----------------------
respect to nominees for election as directors at the Annual Meeting.

      Name                    Age   Principal Occupation
-------------------------    -----  -----------------------------------------------------------------------------------
Robert N. Dangremond           56   Mr. Dangremond has been a principal with Jay Alix & Associates, a consulting and accounting firm specializing in corporate restructurings and turnaround activities, since August 1989. Since June 1998, Mr. Dangremond has served as Restructuring Officer of Zenith Electronics Corporation, a manufacturer of televisions ("Zenith"). From
                                    December 1997 to June 1998, Mr. Dangremond held the position of Chief Financial Officer of Zenith. Previously beginning in August 1995, Mr. Dangremond has held the positions of interim Chief Executive Officer and President of Forstmann & Company, Inc.
                                    ("Forstmann"), a producer of clothing fabrics. Mr. Dangremond was Chairman of the Board,
                                    President and Chief Executive Officer of Multigraphics, Inc. (formerly AM International,
                                    Inc.), a provider of graphics arts equipment, supplies and services ("Multigraphics"), from February 1993 to September 1994. Mr. Dangremond is also a director of
                                    Multigraphics. Mr. Dangremond has served as a director of the Company since 1993.

                                    Mr. Dangremond's appointments as Restructuring Officer and Chief Financial Officer of
                                    Zenith, as interim Chief Executive Officer and President of Forstmann and as Chairman
                                    of the Board, President and Chief Executive Officer of Multigraphics, were made in connection with turnaround consulting services provided by Jay Alix & Associates. On
                                    September 22, 1995, Forstmann filed a petition under Chapter 11 of the United States
                                    Bankruptcy Code. In July 1997, Forstmann consummated a plan of reorganization and emerged from bankruptcy.

Avram A. Glazer                38   Mr. Glazer has served as the President and Chief Executive Officer of Zapata Corporation
                                    since March 1995. Prior to that time, Mr. Glazer was employed by, and worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I.
                                    Glazer.   Mr. Glazer served as Vice President of First Allied Corporation ("First
                                    Allied"), an investment company, from 1985 to 1995. He is a director of Zapata
                                    Corporation and Specialty Equipment Companies, Inc. ("Specialty"), a food services equipment manufacturer. He is also a director and Chairman of the Board of Omega Protein
                                    Corp. ("Omega"), a marine protein company.  Avram A. Glazer is the son of Malcolm I.
                                    Glazer.  Mr. Glazer has served as a director of the Company since 1998.


Malcolm I. Glazer              70   Mr. Glazer has been a self-employed private investor, whose diversified portfolio consists of investments in television broadcasting, food services equipment, health care, banking, real estate, stocks, government securities and corporate bonds, for more than the past five (5) years. He is also the owner of the
                                    Tampa Bay Buccaneers, a National Football League franchise. Mr. Glazer has been
                                    President and Chief Executive Officer of First Allied since 1984.  He is the Chairman of the Board of Directors of Zapata Corporation. He is also a director of Specialty and
                                    Omega.  Malcolm I. Glazer is the father of Avram A. Glazer.  Mr. Glazer has served as a director of the Company since 1998.

F. Edward Gustafson            57   Mr. Gustafson has been Chairman of the Board, President and Chief Executive Officer of
                                    the Company since March 1996 and a director of the Company since 1993. Mr. Gustafson has also been the President and Chief Executive Officer of Viskase Corporation, a wholly owned subsidiary of the Company, since June 1998. Mr. Gustafson was Executive Vice
                                    President and Chief Operating Officer of the Company from May 1989 to March 1996 and
                                    President of Viskase Corporation from February 1990 to August 1994. Mr. Gustafson has also served as Executive Vice President and Chief Operating Officer of D.P. Kelly &
                                    Associates, L.P., a management services and private investment firm, since November
                                    1988.

Gregory R. Page                47   Mr. Page has been Corporate Vice President and Sector President of Cargill, Inc.
                                    ("Cargill"), a multinational trader and processor of foodstuffs and other commodities, since May 1998. From August 1995 to May 1998, Mr. Page served as President of the Red
                                    Meat Group of Cargill. From 1994 to August 1995, Mr. Page was President of Cargill's
                                    Worldwide Beef Operations. From 1992 to 1994, Mr. Page was President of Cargill's North
                                    American Beef Operations. Mr. Page has served as a director of the Company since 1993.

     Pursuant to a letter agreement, dated July 9, 1998, between the Company, Zapata Corporation and Messrs. Glazer and Glazer, the Board of Directors of the Company agreed to use its reasonable efforts to elect Messrs. Glazer and Glazer to the Board of Directors at the 1998 Annual Meeting of Stockholders and Zapata Corporation and Messrs. Glazer and Glazer each agreed, until the earlier of one (1) year from the date of the letter agreement or the date on which Zapata Corporation owns more than 50% of the then outstanding shares of Common Stock, (i) to cause all shares of Common Stock beneficially owned by it or them to be voted for the director candidates nominated by the Board of Directors (assuming such candidates include Messrs. Glazer and Glazer) and (ii) not to take any action to change the membership of the Board of Directors.

     The Board of Directors recommends a vote FOR the election of
     ------------------------------------------------------------
each of the nominees listed above, and each proxy will be voted FOR
-------------------------------------------------------------------
such nominees (unless the stockholder executing such proxy has
--------------------------------------------------------------
withheld authority).
-------------------

     MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In fiscal year 1998, the Board of Directors met ten (10) times. Also during fiscal year 1998, the Audit Committee met one
(1) time and the Compensation and Nominating Committee met four (4) times. Each director participated in at least 75% of the total number of such meetings of the Board of Directors and meetings of committees of the Board of Directors on which he served.

     The Board of Directors has established the following standing committees:

     Audit Committee.  The principal responsibilities of the Audit
     ---------------
Committee are to review and recommend to the Board of Directors the selection of the Company's independent accountants; to review with the independent accountants the scope and results of the annual audit engagement and the system of internal accounting controls; and to direct and supervise special audit inquiries. The current members of the Audit Committee are Avram A. Glazer, Chairman, and Robert N. Dangremond.

     Compensation and Nominating Committee.  The principal
     -------------------------------------
responsibilities and authority of the Compensation and Nominating Committee are to review and approve certain matters involving executive compensation; to review and approve grants of stock options and stock appreciation rights under the Company's stock option plan; to review and recommend adoption of or revisions to compensation plans and policies; and to review and make recommendations to the Board of Directors regarding such matters as the size and composition of the Board of Directors, criteria for director nominations, director candidates, including stockholder nominations, and such other related matters as the Board of Directors may request from time to time. The Compensation and Nominating Committee will consider nominees recommended by the Company's stockholders. Any such recommendation should be addressed to: Corporate Secretary, Viskase Companies, Inc., 6855 W. 65th Street, Chicago, Illinois 60638. See "Stockholder Proposals for 1999 Annual Meeting" for procedures with respect to nominations by stockholders. The current members of the Compensation and Nominating Committee are Robert N. Dangremond, Chairman, and Gregory R. Page.

     Interested Person Transaction Committee.  The principal
     ---------------------------------------
responsibilities of the Interested Person Transaction Committee are to review and evaluate any transaction with an "Interested Person" (as defined in the Company's Amended and Restated By-Laws) and make a recommendation as to what action, if any, should be taken by the Board of Directors with respect to such transaction. The current members of the Interested Person Transaction Committee are Robert
N. Dangremond, Chairman, and Gregory R. Page.

     The Board of Directors may from time to time establish other committees to assist it in the discharge of its responsibilities.

                       SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock as of May 21, 1999 of (a) each person or group of persons known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer of the Company listed in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group.
All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to the Company.

    Name and Address of       Number of Shares              Percent
    Beneficial Owner          Beneficially Owned (1)        of Class (1)
-------------------------     ----------------------        ------------
Malcolm I. Glazer                  5,893,834 (2)              39.61%
100 Meridian Centre
Suite 350
Rochester, New York 14618

Zapata Corporation                 5,877,304                  39.50%
100 Meridian Centre
Suite 350
Rochester, New York 14618

Donald P. Kelly                    2,070,287 (3)              13.91%
701 Harger Road, Suite 190
Oak Brook, Illinois 60523

F. Edward Gustafson                1,719,177 (3)(4)(5)        11.51%
6855 W. 65th Street
Chicago, Illinois 60638

Volk Enterprises, Inc.             1,300,000                   8.74%
1230-1232 South Avenue
Turlock, California 95380

Elliott Associates, L.P.           1,136,950                   7.64%
Martley International, Inc.
Westgate International, L.P.
712 Fifth Avenue, 36th Floor
New York, New York 10019

Peritus Asset Management, Inc.       857,399                   5.76%
315 East Canon Perdido
Santa Barbara, California 93101


Robert N. Dangremond                  29,063 (6)                 *

Gordon S. Donovan                     63,763 (7)                 *

Avram A. Glazer                       16,530 (8)                 *

Gregory R. Page                       25,914 (6)                 *

Stephen M. Schuster                  126,791 (5)(9)              *

All directors and
executive officers of
the Company as a group
(7 persons)                        7,875,072 (10)             52.38%
_________________________

*  Less than 1%.

(1) Beneficial ownership is calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder. Accordingly, the "Number of Shares Beneficially Owned" and the "Percent of Class" shown for each person listed in the table are based on the assumption that stock options which are exercisable currently or within 60 days of May 21, 1999, held by such person, have been exercised. Unless otherwise indicated, the persons listed in the table have sole voting and investment power over those securities listed for such person.

(2) The ownership indicated includes 1,000 shares subject to stock options owned by Mr. Glazer. The ownership indicated also includes 5,877,304 shares owned by Zapata Corporation ("Zapata"), which shares may be deemed to be beneficially owned by Mr. Glazer because Mr. Glazer is the Chairman of the Board of Zapata and may be deemed to be a controlling stockholder of Zapata. Mr. Glazer disclaims beneficial ownership of such shares.

(3) The ownership indicated includes 70,287 shares owned by D.P. Kelly & Associates, L.P. ("DPK"), of which Mr. Kelly and Mr. Gustafson are principals and officers. The general partner of DPK is C&G Management Company, Inc. ("C&G Management"), which is owned by Mr. Kelly and Mr. Gustafson. The ownership indicated also includes 1,300,000 shares owned by Volk Enterprises, Inc. ("Volk"). Volk is controlled by Volk Holdings L.P., whose general partner is Wexford Partners I L.P. ("Wexford Partners"). The general partner of Wexford Partners is Wexford Corporation, which is owned by Mr. Kelly and Mr. Gustafson. Mr. Kelly and Mr. Gustafson share voting and investment power over the shares owned by DPK and Volk. However, Mr. Kelly and Mr. Gustafson each disclaim beneficial ownership of shares owned by DPK and Volk except to the extent of their respective pecuniary interest in such entities.

(4) The ownership indicated includes 58,334 shares subject to stock options owned by Mr. Gustafson. The ownership indicated also includes 70,619 shares owned by Mr. Gustafson's spouse. Mr. Gustafson does not have or share voting or investment power over the shares owned by his spouse and disclaims beneficial ownership of such shares.

(5) The ownership indicated also includes 100,000 and 3,358 shares acquired by Messrs. Gustafson and Schuster, respectively, pursuant to the Viskase Companies, Inc. Parallel Non-Qualified Savings Plan (the "Plan"). The acquisition of these shares are subject to certain amendments to the Plan being approved by stockholders at the 1999 Annual Meeting of Stockholders.

(6) The ownership indicated includes 5,000 shares subject to stock options owned by each of Messrs. Dangremond and Page.

(7) The ownership indicated includes 39,000 shares subject to stock options owned by Mr. Donovan, 8,000 shares held by Mr. Donovan as trustee for the benefit of his spouse, with whom Mr. Donovan shares voting and investment power over such shares, and 1,000 shares owned by Mr. Donovan's spouse. Mr. Donovan does not have or share voting power over the 1,000 shares owned by his spouse. Mr. Donovan disclaims beneficial ownership of the shares held by him as trustee and the shares owned by his spouse.

(8) The ownership indicated includes 1,000 shares subject to stock options owned by Mr. Glazer.

(9) The ownership indicated includes 45,750 shares subject to stock options owned by Mr. Schuster and 20,104 shares owned by Mr. Schuster's spouse. Mr. Schuster does not have or share voting or investment power over the shares owned by his spouse and disclaims beneficial ownership of such shares.

(10)  See Footnotes (2), (3), (4), (5), (6), (7), (8) and (9).

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Company's outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission, NASDAQ and the Company. Based upon a review of relevant filings and written representations from the Company's officers, directors, and persons who own more than 10% of the Company's Common Stock, the Company believes that all required filings by such persons with respect to the year ended December 31, 1998 have been made on a timely basis except that Gregory R. Page failed to file two reports with respect to two transactions.

       COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS Compensation of Directors. Each director who is not an
     -------------------------
officer of the Company received an annual retainer of $20,000 in 1998 and a fee of $1,000 for each attended meeting of the Board of Directors. Chairmen of committees (other than the Interested Person Transaction Committee) of the Board of Directors received an annual retainer of $1,500 in 1998. Directors also received a fee for each attended meeting of a committee of the Board of Directors (other than the Interested Person Transaction Committee) of $1,000 ($500 in the case of committee meetings occurring immediately before or after meetings of the full Board of Directors). Members of the Interested Person Transaction Committee did not receive a fee in 1998. Directors who are officers of the Company do not receive compensation in their capacity as directors. Pursuant to Viskase Companies, Inc. 1993 Stock Option Plan, as amended and restated, on the date of the 1998 Annual Meeting of Stockholders, non-employee directors were granted a stock option to purchase 1,000 shares of Common Stock at an option exercise price equal to the fair market value of the Common Stock on the date of grant. Pursuant to the Non-Employee Directors' Compensation Plan, non-employee directors may elect to receive their director fees in the form of shares of Common Stock. The number of shares received is based on the average of the closing bid and asked price of the Common Stock on the business day preceding the date the Common Stock is issued. All of the non-employee directors have elected to receive their director fees in the form of shares of Common Stock.

     Compensation Committee Interlocks and Insider Participation.
     -----------------------------------------------------------
The Compensation and Nominating Committee of the Board of Directors consists of Messrs. Dangremond and Page, each of whom is a non-employee director of the Company. Mr. Page is the Corporate Vice President and Sector President of Cargill, Inc. In fiscal year 1998, Viskase Corporation, a wholly owned subsidiary of the Company, had sales of $21,804,000 made in the ordinary course to Cargill, Inc. and its affiliates.

     Summary of Cash and Certain Other Compensation of Executive
     -----------------------------------------------------------
Officers.  The Summary Compensation Table below provides certain
--------
summary information concerning compensation by the Company for 1998, 1997 and 1996 for services rendered by the Company's Chief Executive Officer and each of the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1998.

                     SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                          Annual Compensation           Compensation Awards
                                   --------------------------------   ----------------------
                                                        Other Annual  Restricted                     All Other
   Name and                         Salary      Bonus   Compensation  Stock Award    Options       Compensation
Principal Position       Year      ($) (1)       ($)        ($)            ($)         (#)              ($)
----------------------   ----     ---------   --------  ------------  -----------  ------------   ---------------
F. Edward Gustafson      1998      470,000     117,500        -             -       350,000 (2)        18,570 (3)
Chairman of the Board,   1997      465,231         -       48,786 (4)       -           -              18,517
President and Chief      1996      435,692         -       69,662       126,875 (5) 145,000 (6)        16,108
Executive Officer

Stephen M. Schuster      1998      123,500      36,705     20,655 (7)       -        41,000 (8)       473,304 (9)
Vice President, General  1997      170,150      35,200      4,669           -           -               7,350
Counsel and Secretary    1996      163,325      43,894      6,259           -        22,900             7,096

Gordon S. Donovan        1998      157,000      32,742      4,483           -        36,000 (8)         9,567 (10)
Vice President, Chief    1997      150,542      31,400      4,804           -           -               7,254
Financial Officer,       1996      134,042      31,776      3,035           -        19,500             5,664
Treasurer and Assistant
Secretary
____________________

(1) The salary set forth above for Mr. Gustafson for 1996 does not include $193,000 paid to D.P. Kelly & Associates, L.P. under the Amended and Restated Management Services Agreement dated
     December 31, 1993 that was terminated in 1996.

(2) In March 1998, Mr. Gustafson was granted an option to purchase up to 175,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA for fiscal year 1998. In November 1998, this stock option was replaced with a stock option to purchase up to 175,000 shares of Common Stock upon the same terms and conditions of the original grant other than the exercise price and a revised EBITDA performance level in part to reflect the divestiture of certain business operations. Based on the Company's EBITDA for fiscal year 1998, a portion (i.e., 50,000 shares of Common Stock) of this stock option will vest in three equal annual installments commencing March 27, 2000. See the "Option/SAR Grants in Last Fiscal Year" Table.

(3)  Includes $4,050 paid for group life insurance, $4,706
     contributed to the Viskase Retirement Income Plan and $9,814 contributed to the Viskase Companies, Inc. Parallel
     Non-Qualified Savings Plan.

(4) Pursuant to his Amended and Restated Employment Agreement, effective March 27, 1996 (the "Employment Agreement"), in 1997, Mr. Gustafson received a cash payment of $30,000 in lieu of a Company automobile. In 1996, Mr. Gustafson had personal use of a Company automobile for a portion of the year and, pursuant to his Employment Agreement, was paid cash in lieu of a Company automobile for the remainder of the year, which use and cash payment was valued at $24,604.

(5) Pursuant to his Employment Agreement, in 1996, Mr. Gustafson was granted 35,000 restricted shares of the Company's Common Stock. The value of these shares as of December 31, 1998 was $148,750. Such shares were nontransferable and were subject to forfeiture until March 27, 1999. See "Employment Agreements and Change-in-Control Arrangements." The Company does not currently, and does not expect in the near future to, pay dividends on shares of its Common Stock. Neither Mr. Gustafson nor any of the other persons named in the Summary Compensation Table holds any other restricted shares of Common Stock.

(6) Includes three (3) stock options granted to Mr. Gustafson to purchase 35,000 shares, 35,000 shares and up to 75,000 shares of Common Stock, respectively. The stock option to purchase up to 75,000 shares of Common Stock was contingent upon the financial performance of the Company for fiscal year 1996. No portion of this stock option became exercisable and the stock option terminated by its terms.

(7) Includes an automobile allowance of $6,600 and country club dues of $5,297 paid by the Company.

(8) In January 1998, Messrs. Schuster and Donovan were granted stock options to purchase 20,500 and 18,000 shares of Common Stock, respectively, contingent upon the Company's financial performance based on the Company's EBITDA for fiscal year 1998. In November 1998, these stock options were replaced with new options to purchase the same number of shares upon the same terms and conditions other than the exercise price. In addition, the new options granted were not contingent upon the financial performance of the Company.

(9) Includes $4,286 contributed to the Viskase Retirement Income Plan and $27,077 vacation payout, $13,200 severance automobile allowance and $6,341 automobile allowance grossup paid to Mr. Schuster in connection with his termination of employment. Also includes $422,400 payable to Mr. Schuster under a letter agreement, dated July 14, 1998, between the Company and Mr. Schuster. See "Employment Agreements and Change-in-Control Arrangements."

(10)  Includes $646 paid for group life insurance, $6,045
     contributed to the Viskase Retirement Income Plan and $2,877 contributed to the Viskase Companies, Inc. Parallel
     Non-Qualified Savings Plan.


     Stock Option Grants.  The following table provides information
     --------------------
concerning stock options granted to the persons named in the Summary Compensation Table during the fiscal year ended December
31, 1998.  No stock appreciation rights have been granted.

                   Option/SAR Grants in Last Fiscal Year

                                    Percent of                                 Potential Realizable
                       Number  of     Total                                   Value at Assumed Annual
                       Securities    Options                                   Rates of Stock Price
                       Underlying   Granted to    Exercise                    Appreciation for Option
                        Options     Employees     or Base                             Term (2)
                        Granted     in Fiscal      Price        Expiration   --------------------------
    Name                 (#)(1)       Year       ($/Share)         Date          5% ($)      10% ($)
----------------------- --------    ----------  ----------      ----------   -----------  -------------
F. Edward Gustafson (3)  175,000     21.82%      $ 6.8750         3/27/08      $756,639    $1,917,471
                         175,000     21.82%      $ 3.5625        11/18/08      $392,076    $  993,599

Stephen M. Schuster       20,500      2.56%      $ 6.8750         3/31/08      $ 88,635    $  224,618
                          20,500      2.56%      $ 3.5625        11/18/08      $ 45,929    $  116,393

Gordon S. Donovan         18,000      2.24%      $ 6.8750         3/31/08      $ 77,826    $  197,226
                          18,000      2.24%      $ 3.5625        11/18/08      $ 40,328    $  102,199

 (1) Stock options are granted under the Viskase Companies, Inc. 1993 Stock Option Plan, as amended and restated (the "Stock Option Plan"). Stock options generally become exercisable on a cumulative basis in annual increments of one-third of the optioned shares, commencing on the first anniversary of the grant date. Upon a "Change of Control" of the Company, as defined in the Stock Option Plan, all outstanding stock options become immediately exercisable. The first grant reported for each named executive officer was canceled and replaced with a new stock option which is the second reported grant for each named executive officer. See footnotes 2 and 8 to the "Summary Compensation Table" for more detail regarding the grants to the named executive officers and the repricing. Also see "Ten Year Option/SAR Repricings" Table.

(2) The potential realizable value is based on the term of the stock option at the date of grant (ten (10) years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the stock option is exercised and sold on the last day of the stock option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and on the sale of shares of Common Stock acquired upon exercise are dependent on the future performance the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Mr. Gustafson's stock options were granted pursuant to his Employment Agreement. See "Employment Agreements and Change-in-Control Arrangements." Mr. Gustafson's stock options are subject to and governed by the Stock Option Plan. The grant with an exercise price of $6.8750 reported for Mr. Gustafson was replaced by the grant with an exercise price of $3.5625 reported for Mr. Gustafson. Mr. Gustafson was granted both stock options to purchase up to 175,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA for fiscal year 1998. Based on the Company's EBITDA for fiscal year 1998, under the second grant, Mr. Gustafson will only be able to purchase 50,000 shares of Common Stock. Accordingly, the potential realizable value for 50,000 shares based on an assumed rate of 5% and 10% appreciation over the term of the stock option would be $112,022 and $283,885, respectively. See footnote 2 to the "Summary Compensation Table" for more detail.

Stock Option Exercises and Holdings.  The following table provides
-----------------------------------
information concerning the exercise of stock options during the fiscal year ended December 31, 1998 and the fiscal year-end value of stock options with respect to each of the persons named in the Summary Compensation Table.

  Aggregated Option/SAR Exercises in 1998 and December 31, 1998 Option Values
  ---------------------------------------------------------------------------
                                                    Number of
                                                    Securities           Value of
                                                    Underlying          Unexercised
                                                    Unexercised         In-the-Money
                          Shares                    Options at          Options at
                         Acquired      Value        12/31/98 (#)        12/31/98 ($)
                        on Exercise   Realized      Exercisable/        Exercisable/
     Name                   (#)         ($)         Unexercisable       Unexercisable
----------------------  -----------   ---------    ---------------      --------------
F. Edward Gustafson           -           -         35,000/85,000        26,250/60,625
Stephen M. Schuster           -           -         38,116/28,134             0/14,094
Gordon S. Donovan             -           -         32,500/24,500             0/12,375


        Pension Plan Table.  The following table sets forth estimated
      ------------------
annual benefits payable upon retirement under the Retirement
Program for Employees of Viskase Corporation (the "Retirement
Plan") to employees of the Company and its wholly owned subsidiary, Viskase Corporation, in specified remuneration and years of service classifications.

                            Pension Plan Table

  Assumed  Final
  Average Annual         Annual Benefits for Years of Service Indicated (2)
  Salary (1)         15           20            25            30            35
----------------   ------      -------       -------       -------       -------
   100,000         18,000       24,000        30,000        36,000        42,000
   150,000         27,000       36,000        45,000        54,000        63,000
   200,000         36,000       48,000        60,000        72,000        84,000
   250,000         45,000       60,000        75,000        90,000       105,000
   300,000         54,000       72,000        90,000       108,000       126,000
   350,000         63,000       84,000       105,000       126,000       147,000
   400,000         72,000       96,000       120,000       144,000       168,000
   450,000         81,000      108,000       135,000       162,000       189,000
   500,000         90,000      120,000       150,000       180,000       210,000

(1) Annual benefits payable under the Retirement Program are calculated based on the participant's average base salary for the consecutive thirty-six (36) month period immediately prior to retirement.

(2) The annual benefits payable are based on straight-life annuity basis at normal retirement age. The benefits reported in this table are not subject to any reduction for benefits paid by other sources, including Social Security. As of December 31, 1998, Messrs. Gustafson, Schuster and Donovan are credited with 9, 9 and 11 years of service, respectively.

Repricing.  The following table provides information concerning the
---------
grant of replacement stock options during the prior ten fiscal years with respect to executive officers of the Company:

                                 Ten Year Option/SAR Repricings

                                           Securities                                                       Length of
                                           Underlying                                                    Original Option
                                           Number  of     Market Price of   Exercise Price               Term Remaining
                                           Options/SARs   Stock at Time of    at Time of       New         at Date of
                                           Repriced or      Repricing or    Repricing or     Exercise     Repricing or
Name                           Date        Amended (#)      Amendment ($)   Amendment ($)    Price ($)     Amendment
-------------------------   ----------   --------------   ----------------  --------------   ---------    -------------
F. Edward Gustafson          11/18/98        175,000           $3.5625         $6.875         $3.5625       9 years
Chairman of the Board,
President and Chief
Executive Officer

Stephen M. Schuster          11/18/98         20,500           $3.5625         $6.875         $3.5625       9 years
Vice President, General
Counsel and Secretary

Gordon S. Donovan            11/18/98         18,000           $3.5625         $6.875         $3.5625       9 years
Vice President, Chief
Financial Officer,
Treasurer and Assistant
Secretary

      Employment Agreements and Change-in-Control Arrangements
      --------------------------------------------------------

     Employment Agreement with F. Edward Gustafson.  On March 27,
     ---------------------------------------------
1996, the Company entered into an Employment Agreement with Mr. F. Edward Gustafson. The Employment Agreement was amended and restated during 1997 (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Gustafson has agreed to serve as Chairman of the Board, President and Chief Executive Officer of the Company, and the Company has agreed to use its best efforts to cause Mr. Gustafson to be elected as a director of the Company, during the term of the Agreement. The initial term of the Employment Agreement is three (3) years, provided, however, that on March 26, 1997 and each subsequent anniversary thereof, the term of the Employment Agreement will be automatically extended for a period of one (1) year unless the Company or Mr. Gustafson gives written notice to the other at least thirty (30) days prior to the anniversary date that the term shall not be so extended.

     Under the Employment Agreement, Mr. Gustafson will receive an initial annual base salary of at least $450,000 and $30,000 per year in lieu of a Company-provided automobile. Mr. Gustafson's base salary will be increased by the Compensation and Nominating Committee of the Board of Directors each year in a manner consistent with increases in base salary for other senior officers of the Company. In addition, the Employment Agreement provides that with respect to the fiscal year ended December 25, 1997, Mr. Gustafson would be eligible to receive a bonus based on a percentage of his base salary depending on the Company's performance based on earnings before interest, taxes and depreciation and amortization ("EBITDA"). Mr. Gustafson will be eligible to receive an annual bonus for future fiscal years of the Company based on such financial performance or other performance-related criteria as established by the Compensation and Nominating Committee after consultation with Mr. Gustafson. For information concerning actual bonuses earned by Mr. Gustafson, see the "Summary Compensation Table." Mr. Gustafson is also entitled to participate in any employee benefit plans in effect for, and to receive other fringe benefits provided to, other executive officers.

     Pursuant to and upon execution of the Employment Agreement, Mr. Gustafson was granted two (2) stock options, each to purchase 35,000 shares of Common Stock. One (1) stock option becomes exercisable in cumulative annual increments of one-third commencing on the first anniversary of the date of grant. The other stock option becomes exercisable in cumulative annual increments of one-third commencing on the second anniversary of the date of grant. In addition, Mr. Gustafson was granted a stock option to purchase up to 75,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA for fiscal year 1996. The Company did not achieve the minimum goal for EBITDA. Therefore, no portion of this stock option became exercisable or will become exercisable in the future. Lastly, Mr. Gustafson was granted 35,000 restricted shares of Common Stock which could not be transferred, and were subject to forfeiture, until March 27, 1999.

     If Mr. Gustafson's employment is terminated by the Company for Cause, as defined in the Employment Agreement, or by Mr. Gustafson other than for Good Reason or Disability, as defined in the Employment Agreement, Mr. Gustafson will be paid all Accrued Compensation, as defined in the Employment Agreement, through the date of termination of employment. If Mr. Gustafson's employment with the Company is terminated by the Company for any reason other than for Cause, death or Disability, or by Mr. Gustafson for Good Reason, (i) Mr. Gustafson will be paid all Accrued Compensation plus 300% of his base salary (or 200% in the event that D.P. Kelly & Associates, L.P., or a company in which D.P. Kelly & Associates, L.P. has a substantial interest, is the beneficial owner of the Company following a Change of Control) and the prorated amount of annual bonus that would have been payable to Mr. Gustafson with respect to the fiscal year in which Mr. Gustafson's employment is terminated, provided that the performance targets have been actually achieved as of the date of termination (unless such termination of employment follows a Change in Control, as defined in the Agreement, in which case Mr. Gustafson will receive a bonus equal to 50% of his base salary regardless of the Company's performance), (ii) Mr. Gustafson will continue to receive life insurance, medical, dental and hospitalization benefits for a period of twenty-four (24) months following termination of employment, and (iii) all outstanding stock options and restricted shares of Common Stock will become immediately exercisable, vested and nonforfeitable.

     Pursuant to the Employment Agreement, Mr. Gustafson is generally prohibited during the term of the Agreement, and for a period of two (2) years thereafter, from competing with the Company, soliciting any customer of the Company or inducing or attempting to persuade any employee of the Company to terminate his or her employment with the Company in order to enter into competitive employment. For purposes of the Employment Agreement, the Company includes Viskase Companies, Inc. and any of its subsidiaries over which Mr. Gustafson exercised, directly or indirectly, any supervisory, management, fiscal or operating control during the term of the Employment Agreement.

     Letter Agreement with Stephen M. Schuster.  On July 14, 1998,
     -----------------------------------------
in connection with the worldwide restructuring of the Company, the Company and its wholly owned operating subsidiary, Viskase Corporation, entered into a letter agreement with Mr. Stephen M. Schuster pursuant to which Mr. Schuster's employment with the Company was terminated and he was engaged to continue to serve on an independent contractor basis as Vice President, Secretary and General Counsel of the Company and its subsidiaries. Pursuant to this letter agreement, Mr. Schuster is paid an annual retainer fee of $50,000 in twelve (12) equal monthly installments and is reimbursed for any reasonable out-of-pocket expenses. The letter agreement may be terminated by the Company at any time after January 31, 2000 upon at least ninety (90) days prior written notice to Mr. Schuster or by Mr. Schuster at any time upon ninety
(90) days prior written notice to the Company. In the event of a Change of Control, as defined in the Company's Corporate Office Severance Pay Policy (the "Policy"), the letter agreement will be immediately terminated.

     Pursuant to the letter agreement, Mr. Schuster agreed to defer payment of certain benefits payable to him under the Policy in connection with his termination of employment until the first of the following to occur: (i) July 31, 2000, (ii) a Change of Control (as defined in the Policy), (iii) his death or permanent disability, (iv) termination of the letter agreement by either party, or (v) the Company's or Viskase Corporation's default or failure to perform any of their respective obligations under the letter agreement. Upon occurrence of one of the foregoing events, Mr. Schuster will receive a lump sum payment equal to $422,400 which represents twenty-four (24) months salary and a target bonus under the Company's Management Incentive Plan that he would have been entitled to receive under the Policy upon his termination of employment. In addition, pursuant to the letter agreement, stock options owned by Mr. Schuster as of the date of his termination of employment remain exercisable and continue to vest during the term of the letter agreement. Such stock options remain subject to the terms and conditions of the Company's 1993 Stock Option Plan, as amended and restated.

     The letter agreement provides that Mr. Schuster's rights to indemnification and advancement of expenses currently provided for in the Company's By-Laws for the period during which Mr. Schuster serves as an officer of the Company remains in effect and that Mr. Schuster will continue to be covered under the Company's Directors and Officers liability insurance policy. In addition, the Company has agreed to indemnify and hold Mr. Schuster harmless from and against all claims, liabilities, losses, costs, damages or expenses (including attorneys' fees) arising out of or in connection with
(i) the Company's or Viskase Corporation's failure to perform any of their respective obligations under the letter agreement, (ii) any action taken by Mr. Schuster at the request of the Company or Viskase Corporation, (iii) any other claim relating to Mr. Schuster's services under the letter agreement which claim is not based upon any act or omission adjudicated to constitute willful misconduct, fraud or dishonesty. Neither the Company nor Viskase Corporation, however, will be required to indemnify Mr. Schuster for any act or omission performed by Mr. Schuster which has been adjudicated to constitute willful misconduct, fraud or dishonesty.

     Corporate Office Severance Pay Policy.  In May 1996, the
     -------------------------------------
Compensation and Nominating Committee of the Board of Directors approved the Policy and in March 1997 amendments to the Policy.
The Policy covers all permanent, full-time, salaried executives and administrative personnel employed by the Company at its corporate office, including Mr. Gordon S. Donovan. Mr. Donovan is eligible for severance benefits as set forth in the Policy upon the occurrence of one of the following events (an "Event"): (i) involuntary separation of employment from the Company for any reason other than death, disability or willful misconduct, (ii) voluntary separation of employment from the Company (a) following a reduction in base compensation or incentive bonus opportunity from that in effect on the day immediately before the effective date of a Change in Control, as defined in the Policy, or office consolidation or elimination, or (b) following a reduction in the person's principal responsibilities from those in effect on the day immediately before the effective date of a Change in Control, as defined in the Policy, or office consolidation or elimination. Upon the occurrence of an Event and subject to the Company obtaining a general release, Mr. Donovan would receive severance pay equal to the equivalent to twenty-four (24) months' salary (at the highest annual rate in effect during the three-year period prior to separation of employment) plus a target bonus under the Management Incentive Plan in effect at the time of separation. In addition, Mr. Donovan would continue to receive medical, life and dental insurance benefits in effect at the time of separation of employment for a period of time following such separation depending on form of payment of the severance pay elected (e.g., lump sum or installment) and whether he is covered by another employer's plan. The Policy may be amended or terminated at any time by the Company except that in the event that a Change in Control or elimination or consolidation of all or part of the corporate office occurs during the term of the Policy, the Policy will be automatically extended for a period of twenty-four (24) months following the effective date of the Change in Control or office consolidation or elimination.

            REPORT OF THE COMPENSATION AND NOMINATING
              COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee (the "Committee") of the Board of Directors of the Company is composed of two (2) directors, neither of whom is an officer or employee of the Company, its subsidiaries or affiliates.

General Policy

     The Company's compensation program is intended to promote the interests of the Company by attracting and retaining highly qualified key employees and providing such key employees with incentives and rewards to encourage superior performance and continued employment with the Company. During fiscal year 1998, the Company's compensation program consisted of three (3) components: base salary, annual bonus and stock options.

Base Salary

     The base salaries of the Company's executive officers are reviewed and, if appropriate, adjusted on an annual basis. The base salaries of executive officers, other than the Chief Executive Officer, are determined by the Chief Executive Officer after consultation with the Vice President, Human Resources. In connection with the worldwide restructuring of the Company, the corporate office was eliminated and employees at the corporate office were relocated to the offices of Viskase Corporation, the Company's remaining operating subsidiary. In connection with such move, annual salary increases for corporate office employees, including Mr. Donovan, were postponed from October 1998 to January 1999 to conform to the date of annual salary increases of employees of Viskase Corporation. Accordingly, Mr. Donovan did not receive a salary increase in 1998. Similarly, Mr. Schuster did not receive a salary increase since his employment terminated prior to January 1, 1999. Mr. Schuster is no longer an employee of the Company and therefore does not receive a base salary. Pursuant to a letter agreement, dated July 14, 1998, Mr. Schuster continues to serve as Vice President, Secretary and General Counsel and receives an annual retainer fee of $50,000 in twelve (12) equal monthly installments. For a description of Mr. Schuster's letter agreement, see "Employment Agreements and Change-in-Control Arrangements."


Annual Bonus

     In 1998 executive officers of the Company (other than Mr. Gustafson) participated in the Management Incentive Plan ("MIP") pursuant to which they were granted an annual bonus based primarily on the financial performance of the Company and secondarily on personal performance. At the beginning of the 1998 fiscal year, the Committee, based on the recommendation of the Chief Executive Officer and the Vice President, Human Resources, of the Company, established target and maximum financial performance goals with respect to the Company's Operating Income, Operating Cash Flow and Return on Net Managed Assets and the bonus opportunity, stated as a percentage of base salary, that each executive could earn under the MIP. In addition, personal performance goals were jointly established by the executive officer and the Chief Executive Officer and a bonus opportunity, stated as a percentage of base salary was established. In October 1998, the targets under the MIP were revised to be based on EBITDA for the second six months of the fiscal year. This revision was in part to reflect the divestiture of certain business operations. In addition, the bonus opportunity, stated as a percentage of base salary, was revised so that the 1998 annual bonus would be based on six months' salary rather than twelve months' salary.

     The Company slightly exceeded its target goal for EBITDA for fiscal year 1998. In addition, the Committee determined that each of the executive officers substantially achieved his primary personal performance goals. The amount of bonuses earned by Messrs. Donovan and Schuster for fiscal year 1998 are reported in the "Summary Compensation Table."

Stock Options

     In January 1998, Messrs. Donovan and Schuster were granted stock options to purchase 19,500 and 20,500 shares of Common Stock, respectively. Pursuant to the terms of these grants, the stock options would only become exercisable if certain EBITDA targets for fiscal year 1998 were met. In November 1998, the Committee approved the grant of new stock options to replace the stock options granted in January 1998, including the stock options granted to Messrs. Donovan and Schuster. The replacement stock options were granted on the same terms and conditions as the January 1998 stock options other than the exercise price. In addition, the replacement options were not contingent upon the Company's financial performance.

Chief Executive Officer Compensation

     Mr. Gustafson serves as President, Chief Executive Officer and Chairman of the Board of the Company pursuant to his Employment Agreement with the Company. For a description of the terms and conditions of the Employment Agreement, see "Employment Agreements and Change-in-Control Arrangements." Mr. Gustafson did not receive a salary increase in 1998. At the beginning of fiscal year 1998, the Committee established financial performance goals with respect to the Company's EBITDA for fiscal year 1998 and Mr. Gustafson's bonus opportunity, stated as a percentage of his base salary for each of such goals. These goals were revised in October 1998 at the same time the goals under the MIP were revised, in part to reflect the divestiture of certain business operations. The amount of the bonus earned by Mr. Gustafson for fiscal year 1998 is reported in the "Summary Compensation Table." In March 1998, Mr. Gustafson was granted a stock option to purchase up to 175,000 shares of Common Stock depending on the financial performance of the Company based on EBITDA. In November 1998, the Committee approved the grant of a stock option to purchase up to 175,000 shares of Common Stock to replace the March 1998 grant. The November 1998 stock option was granted upon the same terms and conditions as the March 1998 grant other than the exercise price and a revised EBITDA performance target in part also to reflect the divestiture of certain business operations. Based upon the Company's EBITDA for fiscal year 1998, a portion (i.e., 50,000 shares of Common Stock) of the stock option became exercisable.

Policy Regarding Section 162(m)

     The Company has not adopted a policy regarding the $1 million limitation on the deductibility of certain executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. The current compensation of the Company's executive officers falls significantly below the $1 million deduction limit.

                   Compensation and Nominating Committee

                   Robert N. Dangremond (Chairman)
                   Gregory R. Page

                 APPROVAL OF AMENDMENT TO THE
  VISKASE COMPANIES, INC. PARALLEL NON-QUALIFIED SAVINGS PLAN

     The Board has adopted, subject to stockholder approval, an amendment (the "Amendment") to the Viskase Companies, Inc. Parallel Non-Qualified Savings Plan (the "Plan"). The Amendment, if approved by Stockholders, will result in (i) the creation of a Viskase Stock Fund through which participants in the Plan could elect to invest amounts credited to their Supplemental Benefit Account or Employee Contribution Account under the Plan (the "Accounts") in Common Stock, and (ii) the reservation of a total of up to 1,000,000 shares of Common Stock for issuance in connection with the Plan.
If stockholders approve the Amendment, a participant in the Plan may elect to invest all or a portion of his balances in his Accounts in the Viskase Stock Fund.

     If the Stockholders do not approve the Amendment, the Board has approved an amendment to the Plan providing for the creation of a phantom stock fund in which participants in the Plan may invest amounts credited to their Accounts. If the Amendment is not approved, balances in the Accounts of participants who so elect will be automatically invested in the phantom stock fund.

     The Plan was created to provide certain executives with contributions comparable to the contributions they would have been able to make and/or receive if the federal tax laws did not impose limitations and nondiscrimination requirements with respect to qualified plans. The Plan allows executives designated by the Board to elect to defer a portion of their compensation and/or to receive Company contributions. Approximately five (5) persons are eligible to participate in the Plan. The Company designates whether an employee is eligible to be credited with Company contributions or to make employee contributions, or both. The Company maintains a Supplemental Benefit Account on its books on behalf of participants receiving Company contributions, and credits this account each year with such Company contribution. This contribution is equal to: (i) the amount the Company would have contributed as a matching contribution to the Company's qualified plan based on the participant's years of participation if the IRS limits and nondiscrimination requirements did not apply and if compensation exceeding $200,000 and amounts deferred had been included as compensation under the Company's qualified plan, minus
(ii) the amount actually contributed by the Company on behalf of the participant to the Company's qualified plan.

     The Company also maintains an Employee Contribution Account on behalf of each participant in the Plan who is eligible to defer compensation. Each eligible participant may elect to defer compensation under the Plan by authorizing, in a Participation Agreement, regular payroll deductions equal to between one percent (1%) and fifteen percent (15%) of his compensation. The Plan permits a participant to change the rate of his deferral once each calendar year effective as of the first day of the next payroll period. Also, the Plan allows participants to discontinue or temporarily suspend deferral of compensation as of the first day of the next payroll period by giving written notice to the Company. After discontinuance, a participant may make additional deferrals by filing a new Participation Agreement with the Company at least thirty (30) days prior to the next Enrollment Date (January 1).

     If the Amendment is approved, the amounts designated by a participant to be invested in the Viskase Stock Fund will be deemed to have been invested in the number of shares of Common Stock equal to the amount invested divided by the fair market value per share of the Common Stock on the date of such designation (in the case of a designation made prior to approval of the Amendment) or contribution (in the case of designations or contributions made after such approval), and such shares will be issued upon approval of the Amendment. Dividends received on such shares, if any, will be automatically reinvested in shares of Common Stock. Upon termination of employment, the stock so acquired and credited to a participant's Accounts will be distributed to such participant. If the Amendment is not approved, amounts designated previously for investment in the Viskase Stock Fund will be invested in the phantom stock fund (as described above). Upon termination of employment, participants will receive from the phantom stock fund an amount equal to the then fair market value of such number of shares as are then credited to the participants' Accounts in the phantom stock fund, including the fair market value of shares credited to the Accounts from the automatic reinvestment of dividends such shares would have received.

     Amounts not invested in the Viskase Stock Fund (or phantom stock fund) are treated as follows: the Company adjusts each Supplemental Benefit Account to reflect the earnings, gains and losses that would have been credited or debited to the amounts contributed had they been contributed to the fixed income fund in the Company's qualified plan. As of the last day of each calendar quarter, each Employee Contribution Account is credited with interest based on the prime interest rate as published in The Wall
                                                          --------
Street Journal on the first business day of the calendar quarter.
--------------

     The amounts in the Supplemental Benefit Account of each Participant become nonforfeitable when and to the extent they would have vested under the Company's qualified Plan. The amounts contributed to the Employee Contribution Accounts are nonforfeitable at all times.

     As soon as practicable after termination of employment, retirement, or total or permanent disability, the Company will pay a participant the vested portion of his Supplemental Benefit Account together with the full amount of his Employee Contribution Account as a lump sum (in each case including the shares held in the Viskase Stock Fund, if the Amendment is approved).
Upon the death of a participant, amounts credited to his Supplemental Benefit Account become nonforfeitable, and any unpaid amount in his Supplemental Benefit Account and Employee Contribution Account will be paid to his designated beneficiary.

     Under the Plan, the Company shall appoint a committee, consisting of not less than three persons, to administer the Plan (the "Committee"). The Committee has the authority to decide questions of eligibility, the amount, manner and time of payment of any benefit payable, and certain duties relating to claims and claim appeals. A decision of the Committee is conclusive and binding on all persons having or claiming to have any interest under the Plan.

     The Board may at any time and from time to time amend or terminate the Plan, except that no amendment or termination may reduce or cancel the Company's obligation to pay (i) a benefit a participant or his beneficiary is receiving or entitled to receive on the day immediately preceding the later of the date of adoption of the amendment or termination or its effective date, or (ii) a benefit to, or with respect to, any employee of the Company who is a participant on the day immediately preceding the later of the date of adoption of the amendment or termination or its effective date, which the participant or beneficiary would be entitled to receive under the Plan upon retirement or other termination of employment, or death.

     The following table shows the amounts of Company Contributions credited to participants under the Plan in the last fiscal year.

                                                 Amount of
                                          Company Contributions
  Name and Position                                 ($)
---------------------                     ----------------------
F. Edward Gustafson                                   9,814
Chairman of the Board, President and
Chief Executive Officer

Stephen M. Schuster                                       0
Vice President, General Counsel
and Secretary

Gordon S. Donovan                                     2,877
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

All executive officers as a group                    12,691

All directors who are not executive                       0
officers as a group

All employees and consultants (other                 15,698
than executive officers) as a group

The Board of Directors recommends a vote FOR approval of the Amendment.


                        PERFORMANCE GRAPH

     Set forth below is a graph comparing the annual change in the cumulative total stockholder return of the Common Stock against the cumulative total return of the NASDAQ Non-Financial Services Index and a peer group of plastic film manufacturing or food packaging companies consisting of A.E.P. Industries, Inc., Atlantis Group, Inc., Ball Corporation, Bemis Company, Inc., Carlisle Plastics Inc. (through September 9, 1996), Liqui-Box Corp., Sealed Air Corp. and Sealright Co., Inc. for the period commencing January 4, 1994, the first trading date of the Common Stock which was distributed to the stockholders pursuant to the Company's Plan of Reorganization on December 31, 1993, and ending December 31, 1998. The graph assumes an investment of $100 on January 4, 1994 and the reinvestment of dividends and other distributions to stockholders.

                      CUMULATIVE TOTAL RETURN
       BASED ON REINVESTMENT OF $100 BEGINNING JANUARY 4, 1994
                         Jan. 4, '94   Dec. '94    Dec. '95    Dec. '96    Dec. '97    Dec. '98
                         -----------   --------    --------    --------    --------    --------
Viskase Companies, Inc.      $100        $ 39        $ 33        $ 53        $ 66        $ 40
NASDAQ Non-Financial
  Companies Index            $100        $ 97        $137        $167        $204        $282
Peer Group Index             $100        $109        $120        $166        $211        $194

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1998, the Company purchased products in the ordinary course and on arm's-length terms from affiliates of D.P. Kelly & Associates, L.P. ("DPK") in the amount of $200,000. In addition, during fiscal 1998, the Company sublet office space from DPK for which it paid $77,000 in rent. The rent is comparable to that which would be charged to a nonaffiliated company for use of this office space. Donald P. Kelly, a beneficial owner of greater than 5% of the outstanding shares of Common Stock, and Mr. Gustafson, a beneficial owner of greater than 5% of the outstanding shares of Common Stock and the Chairman, Chief Executive Officer and President of the Company, are executive officers and limited partners of DPK.

     In fiscal year 1998, Viskase Corporation, a wholly owned subsidiary of the Company, had sales of $21,804,000 to Cargill, Inc. and its affiliates, which sales were made in the ordinary course of business. Gregory R. Page, Corporate Vice President and Sector President of Cargill, Inc., is a director of the Company.

    STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The Company intends to hold its 2000 Annual Meeting of Stockholders in May 2000. Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Securities and Exchange Commission. Stockholders are encouraged to submit such proposals to the Company not later than December 9, 1999 to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Viskase Companies, Inc., 6855 W. 65th Street, Chicago, Illinois 60638.

     In addition, the Amended and Restated By-Laws of the Company (the "By-Laws") provide that any stockholder of record wishing to nominate a person for election as director or to bring any other business before an annual meeting of stockholders must provide to the Secretary of Viskase notice of such nomination or other business to be brought, in the proper written form specified in the By-Laws, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth
(10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Any stockholder desiring a copy of the By-Laws will be furnished one without charge upon request to the Corporate Secretary.

             1998 ANNUAL REPORT ON FORM 10-K

     A copy of the Company's 1998 Annual Report on Form 10-K (the "Form 10-K"), as filed with the Securities and Exchange Commission, is included as part of the Company's 1998 Annual Report which accompanies this Proxy Statement. Additional copies of the Form 10-K are available to stockholders without charge on request in writing to the following address: Viskase Companies, Inc., 6855 W. 65th Street, Chicago, Illinois 60638, Attention: Corporate Secretary.

                                 VISKASE COMPANIES, INC.
Chicago, Illinois
July 1, 1999

                                  PROXY

                         VISKASE COMPANIES, INC.

                           6855 W. 65th Street
                         Chicago, Illinois 60638

                  Proxy Solicited by the Board of Directors
                   for the Annual Meeting of Stockholders
                               July 29, 1999

F. Edward Gustafson and Stephen M. Schuster, or either of them individually, and each of them with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Common Stock of Viskase Companies, Inc. owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held on July 29, 1999, or any adjournments or postponements thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated July 1, 1999. THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

(Shares cannot be voted unless this Proxy Card is signed and returned, or other specific arrangements are made to have the shares represented at the meeting.)

/SEE REVERSE/    CONTINUED AND TO BE SIGNED ON    /SEE REVERSE/
/   SIDE    /            REVERSE SIDE             /   SIDE    /

/X/ Please mark your
    votes as in this
    example.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  IF
    NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSAL 2.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

   1.  Election of Directors.                                                                      FOR    AGAINST   ABSTAIN
       Nominees:  Robert N. Dangremond, Avram A. Glazer,     2. Approval of Amendment to Viskase  /   /    /   /     /  /
       Malcolm I. Glazer, F. Edward Gustafson,                  Companies, Inc. Parallel
       Gregory R. Page                                          Non-Qualified Savings Plan

              /   /   FOR       /  /  WITHHELD
                      ALL             FROM ALL
                   NOMINEES           NOMINEES


            ----------------------------------------
            For, except vote WITHHELD for the nominee(s)
            noted on the line above.                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   /  /

                                                              PLEASE SIGN AND DATE AND RETURN IN ENCLOSED ENVELOPE.

                                                              Please sign exactly as your name appears. If acting as
                                                              attorney, executor, trustee or in representative capacity, sign name and indicate title. Joint owners should each
                                                              sign personally.

Signature:                               Date:                Signature:                          Date:
          ------------------------------      --------                   -----------------------        ------------